Exhibit 99.1

Salon.com Boosts Readership and Revenue in Second Quarter 2010

Readership Climbs 20% and Revenue Jumps 40% as new projects attract readers and advertisers

San Francisco—July 8, 2010—New partnerships, applications, important investigative reporting, thought leadership and awards are attracting more readers and advertisers to Salon.com, the trusted news and culture site known for quality journalism. Salon today announced that unique visits to the site are up by 20 % for the second quarter of 2010 over the same time period last year, while revenue increased 40% over the same period.

While all referral traffic is up120% year over year, Salon social media traffic is up by a whopping 720%. Experts say referral traffic (from search engines, social media sites, and third-party sites) is the key to overall audience growth, but that it can be tricky to attract because it is directly dependent on site content.  If the content is meaningful and well written, others will link to it.

The results come on the heels of steady growth in the previous quarter, where the company also saw substantial growth in unique visitors and referrals.

“As the cacophony of Internet-driven media grows ever louder, the compelling perspective and crisp personality of Salon becomes ever more attractive,” explained Salon Media Group CEO Richard Gingras. “We are pleased that our efforts to evolve and expand Salon are bearing excellent results.”

Among the new drivers of Salon.com’s growth in Q2 2010:

Salon Talent:
•	Investigative journalist, Mark Benjamin, causes a major shakeup at Arlington National Cemetery after a series of reports on mismanagement and mishandling of hundreds soldiers’ bodies. His reports result in an investigation by the US Army and the firing of the cemetery’s top brass
•	Salon.com hires well-known journalist and digital media evangelist Dan Gillmor as their technology and media commentator. Gillmor is director of the Knight Center for Digital Media Entrepreneurship at Arizona State University’s Walter Cronkite School of Journalism & Mass Communications, and is a former technology and business columnist for the San Jose Mercury News
•	Senior Food Writer Francis Lam, scores a gig as a regular commentator on the Cooking Channel Show, Food(ography). Food(ography) is about how people and societies are shaped by food. It airs Sunday nights at 9PM Eastern.

Partnerships
•	Salon and Barnes & Noble begin a content-sharing partnership to share book reviews
•	Salon Food Section forms a content partnership with The Art of Eating, an independent, idiosyncratic and erudite food and wine site
•	Salon launches a content partnership with McSweeney’s, a highly-regarded publisher of some of the finest living writers (and founded by a former Salon.com editor, Dave Eggers)

New Applications and Technologies:

•	Salon launches Salon.com application for Android (see video here)
•	Salon begins development of HTML5 to leverage new platforms like the iPad

Awards:
•	Salon.com is nominated for the Webby’s Best News Site along with the New York Times, National Public Radio, BBC and The Guardian
•	Francis Lam wins International Association of Culinary Professionals Bert Greene Award for Food Journalism
•	Francis Lam nominated for James Beard Foundation Award

Community:
•	The Salon Reading Club launched and is headed by Salon Book Critic Laura Miller. Miller’s first pick was “The Passage,” the summer sensation by Justin Cronin and included an opportunity for members to ask the author questions
•	The Well, Salon’s pioneering online community, celebrates its 25th Anniversary

Journalism Leadership:
•	Salon CEO, Richard Gingras, testifies at the Federal Trade Commission about the future of journalism
•	Both Salon Editor-in-Chief Joan Walsh and Salon Book Critic Laura Miller participate as judges for the Pulitzer Prize awards

Advertising:
•	Salon attracts a host of premium advertisers and develops innovative new campaigns based on the capabilities of the site’s recent redesign

About Salon Media Group
 Salon Media Group (Ticker Symbol: SLNM.OB) is the home of Salon.com, the pioneering online community The Well, and the innovative blogging community Open Salon. Salon.com is the trusted, award-winning website that is creating an entirely new form of journalism: combining the high standards of traditional media with the commitment to audience participation and engagement that distinguishes new media. Salon has become the go-to site for informed and engaged people who care about what really matters. The site combines original investigative stories, breaking news, provocative personal essays, highly respected criticism and a stable of popular staff-written blogs about politics, technology and culture. Salon has offices in San Francisco, New York City and Washington D.C. More information can be found at Salon.com.

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Contact:

Robbi Peele
Krause Taylor Associates
robbi@krause-taylor.com
(415) 596-7929